EXHIBIT 2

                     Construction Loan Agreement Amendment

Construction Loan Agreement Amendment: dated as of September 27, 1994 among Bennett Management & Development Corp., a New York corporation ("Lender"), Mountaineer Park, Inc., a West Virginia Corporation ("Borrower"), and Winners Entertainment, Inc., a Delaware corporation and parent of Borrower ("Winners").

WHEREAS, Borrower and Lender desire to amend a Construction Loan Agreement executed by the parties on June 27, 1994 ("Agreement"); and

WHEREAS, Article VIII, Section 8.1 Amendment and Waivers provides "Neither this Agreement, the Note, nor any terms hereof or thereof may be changed, waived, discharged or terminated without the prior written consent of the party against whom enforcement is sought."; and

WHEREAS, Borrower and Lender desire to amend Article I, Section 1.1, Commitment, specifically and only Exhibit A the Funding Schedule; and

WHEREAS, Borrower and Lender desire to amend Article I, Section 1.2, Note; Payment of Interest; and

WHEREAS, Borrower and Lender desire to amend Article I, Section 1.4, Optional Prepayment of Loans; and

WHEREAS, Borrower and Lender desire to amend Article I, Section 1.5, Repayment of Loans; and

WHEREAS, Borrower and Lender desire to amend Article I, Section 1.6, Special Repayment Terms; and

WHEREAS, Borrower and Lender desire to amend Article II, Section 2. 1, Grant of Common Stock to Lender; and

WHEREAS, all other terms and conditions as set forth in the Agreement and the Note shall remain as originally executed.

NOW, THEREFORE, in consideration of the premises and agreements herein contained, the parties, hereto, hereby agree as follows:
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(1)  ARTICLE I, Section 1.1 Exhibit A ("The Funding Schedule") is amended in its entirety as follows:

     Previously Funded                 2,600,000
     November 4, 1994<F1>              3,100,000
     December 2, 1994                  1,500,000
     January 6, 1994                   1,500,000
     February 3, 1994                  1,500,000

     <F1> (or within seven days of the Lottery Commission's approval of the Gamma Management Agreement, whichever is sooner)

(2) ARTICLE I, Section 1.2, Note; Payment of Interest is amended in its entirety as follows:

     1.2 Note; Payment of Interest. The Loans made by Lender shall be evidenced by a promissory note of Borrower, substantially in the form of Exhibit B hereto with appropriate insertions as to the date and principal amount of each Loan (the "Note"), payable to the order of Lender. The principal amount of the Loan shall bear interest at the rate of 12..5% per annum; provided, however, that (x) in the event that Borrower fail to make any payment of principal of or interest on the Loans when due (whether at the stated maturity, by acceleration or otherwise), any such overdue principal or interest amount shall bear interest at a rate of 14.5% per annum from the date of such non-payment until paid in full and (y) the interest rate shall be subject to increase in accordance with Sections 2.4(a) and 2.4(b). Interest shall be calculated on the basis of a 360-day year for the actual number of days lapsed. Interest shall be payable monthly in arrears on the last business day of each month commencing November 1994 or within seven (7) days of the approval of the West Virginia Lottery Commission, whichever is sooner.

(3) ARTICLE I, Section 1.4, Optional Prepayment of Loans is amended in its entirety as follows:

     1.4 Optional Prepayments of Loans. Borrower may at any time from time to time, prepay the Loans, in whole or in part, without premium or penalty upon one business day's notice to Lender specifying the date and amount of prepayment. Borrower and Lender agree that any partial prepayment shall be applied against the principal of the Loans in the order in which such Loans were made.






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(4)  ARTICLE I, Section 1.5, Repayment of Loans is amended in its entirety as follows:

     1.5 Repayment of Loans. To the extent the Loans extended prior to August 18, 1994 are not prepaid in full on or prior to July 1, 1995 in accordance with Section 1.4 hereof, Borrower shall repay the outstanding principal amount of such Loans as of such date in 36 equal monthly installments on the last business day of each month commencing in July 1995. To the extent the Loans extended after August 18, 1994 are not prepaid in full on or prior to November 1, 1995 in accordance with Section 1.4 hereof, Borrower shall repay the outstanding principal amount of such Loans as of such date in 36 equal monthly installments on the last business day of each month commencing in November 1995.

(5) ARTICLE I, Section 1.6, Special Repayment Terns is amended in its entirety as follows:

     1.6 Special Repayment Terms. In the event that Gamma's management services under the management agreement are not approved by the West Virginia Lottery Commission by November 1, 1994, then notwithstanding any other provision of this agreement, Lender shall have no further obligation to make additional Loans under this agreement and Winner shall repay the principal amount of the Loans outstanding as of such date in 18 equal monthly installments on the last business day of each month, commencing November 1994.

(6) ARTICLE II, Section 2. 1, Grant of Common Stock to Lender is amended by adding the following sentence to the end of such Section:

     In the event that Borrower sends Lender a valid Borrowing Notice and Lender fails to wire transfer such funds within ten business (10) days of receiving such, Lender shall not be entitled to any shares of Winners Common Stock under this Section II and shall immediately deliver to Winners any shares issued to Borrower by Winners pursuant hereto free and clear of all liens, claims and other encumbrances, in the form of certificates representing such shares, accompanied by appropriate stock powers duly executed or endorsed in blank with appropriate transfer tax stamps affixed.

This Amendment is not intended to nor shall not alter or amend any other sections of the Construction Loan Agreement. Any terms not herein defined shall have the terms set forth in the Construction Loan Agreement.





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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by the proper and duly authorized officers as of the day and year first written above.

                                  Bennett Management & Development Corp.


                                  By:      /s/  Kevin Kuppel
                                       --------------------------------------
                                       Name:  Kevin Kuppel
                                       Title:  Treasurer


                                  Mountaineer Park, Inc.


                                  By:      /s/  Edson R. Arneault
                                       --------------------------------------
                                       Name:  Edson R. Arneault
                                       Title:  Pres.


                                  Winners Entertainment, Inc.


                                  By:      /s/  Michael R. Dunn
                                       --------------------------------------
                                       Name:  Michael R. Dunn
                                       Title:






















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